Exhibit 10.20

Execution Version

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of September 28, 2012 by and among Sky Growth Acquisition Corporation, a Delaware corporation (“Merger Sub”), Sky Growth Intermediate Holdings I Corporation, a Delaware corporation (“Intermediate Holdings I”), Sky Growth Intermediate Holdings II Corporation, a Delaware corporation (“Intermediate Holdings II”), Sky Growth Holdings Corporation, a Delaware corporation (“Parent”, together with Merger Sub, Intermediate Holdings I and Intermediate Holdings II, the “Companies”), and TPG VI Management, LLC (the “Manager”).

WHEREAS, Parent, Merger Sub and Par Pharmaceutical Companies, Inc., a Delaware corporation (“Par”), entered into an Agreement and Plan of Merger, dated as of July 14, 2012 (the “Merger Agreement”);

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Par, with Par continuing as the surviving corporation (the “Merger”);

WHEREAS, to enable the Companies to engage in the transactions contemplated by the Merger Agreement and related transactions (the “Transaction”), the Manager provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the Companies wish to retain the Manager to provide certain management, advisory and consulting services to the Companies, and the Manager is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement set forth in Section 4 below (the “Term”), it will provide to the Companies, to the extent mutually agreed by the Companies and the Manager, by and through itself and/or the Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies. Such management, advisory and consulting services may include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and operational advice in connection with the Companies’ day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies or their respective subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Companies may from time to time agree in writing.

The Manager or its Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager or any Manager Designee on a weekly, monthly, annual or other basis. The Companies acknowledge that each of the Manager’s or any Manager Designee’s services are not exclusive to the Companies or their respective subsidiaries and that the Manager and any Manager Designee may render similar services to other persons and entities. The Manager and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Manager and the Manager Designees under this Agreement. In providing services to the Companies or their respective subsidiaries, the Manager and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party hereto.

2. Payment of Fees.

(a) On the date hereof, the Companies, jointly and severally, will pay to the Manager (or its Manager Designees) an aggregate transaction fee (the “Transaction Fee”) equal to $20 million in consideration of the Manager providing the Financial Advisory Services. In addition to the Transaction Fee, on the date hereof, the Companies will pay to the Manager (or its Manager Designees), an amount equal to all out-of pocket expenses incurred by or on behalf of the Manager and its affiliates, including, without limitation, (i) the fees, expenses and disbursements of lawyers, accountants, consultants, financial advisors and other advisors that may have been retained by the Manager or its affiliates and (ii) any fees (including, without limitation, any financing fees) related to the Transaction incurred by the Manager or its affiliates (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, the Companies, jointly and severally, will pay to the Manager (or its Manager Designees) a quarterly retainer fee (the “Monitoring Fee”) equal to 1.0% of EBITDA for the calendar quarter in question up to a maximum Monitoring Fee of $4 million per calendar year, as compensation for the services provided by the Manager and the Manager Designees under this Agreement, such fee being payable by the Company in arrears as soon as practicable following the determination of EBITDA for the applicable calendar quarter. The Monitoring Fee payable in respect of the period from the date hereof through September 30, 2012 will be based on the EBITDA for the calendar quarter ending September 30, 2012, provided, that Monitoring Fee will be prorated based on the number of days from the date hereof until the end of such calendar quarter relative to the number of days in such quarter. “EBITDA” as used herein shall have the meaning ascribed to such term in the Description of Notes in the Offering Circular dated September 18, 2012 for Par Pharmaceutical Companies, Inc. 7 3/8% Senior Notes due 2020.

(c) During the Term, the Manager (or its Manager Designees) will advise the Companies in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and the Companies will pay to the Manager (or its Manager Designees) a fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the account(s) specified by the Manager from time to time. The Companies shall be entitled to deduct and withhold from the amounts otherwise payable hereunder such amounts as are required to be deducted and withheld under applicable law. Any amounts so withheld or deducted shall be treated for the purposes of this Agreement as paid to the Manager in respect of which such withholding or deduction was made.

3. Deferral. Any fee (or portion thereof) that would have been payable to the Manager (or its Manager Designees) pursuant to Section 2 above absent such payment constituting, resulting in or giving rise to a breach or violation of the terms or provisions of, or resulting in a default under, any guarantee, financing or security agreement or indenture entered into by any of the Companies or any of their respective subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2022; provided that this Agreement will be automatically extended each December 31 thereafter for an additional one-year period unless the Manager provides written notice of its desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety days prior to such December 31; provided, further, that this Agreement (a) may be terminated at any time by the Manager and (b) will terminate automatically immediately prior to the earlier of (i) the consummation by any of the Companies, one or more of their subsidiaries or any of their direct or indirect successors of an initial public offering of equity securities or equity interests in the Companies or their successors (an “IPO”) or (ii) the consummation of a Sale (as defined below), in each case unless otherwise agreed by the Manager. For the avoidance of doubt, termination of this Agreement will not relieve a party hereto from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, the Companies will pay the Manager (or its Manager Designees) (y) all unpaid Transaction Fees (pursuant to Section 2(a) above), Covered Costs

(pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (z) the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination (the “Assumption Period”), assuming, for such purposes, that (1) the baseline EBITDA for purposes of such calculation is the greater of (A) EBITDA for the most recently completed quarter and (B) the average of the EBITDA for the last four completed quarters and (2) EBITDA would have grown during each subsequent quarter until the expiration date in effect immediately prior to such termination at a rate reflecting a compounded annual growth rate of 7.53%; provided, that if such assumptions would result in an assumed Monitoring Fee (prior to applying any discount rate) in excess of $4 million for any calendar year during the Assumption period, the Monitoring Fee for such calendar year will be reduced prior to the calculation of the net present values pursuant to this clause (z) in order to ensure that the Monitoring fee will not exceed $4 million for such calendar year. In the event of an IPO or Sale that, in either case, includes non-cash consideration, the Manager may elect for itself or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price. All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term). Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to such account(s) as the Manager may specify to the Companies in writing prior to such payment. For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of any of the Companies (including, without limitation, by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons, or entity or entities, other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company upon the consummation of such transfer or issuance or the sale of all or substantially all of the assets of any of the Companies or their successors.

5. Expenses; Indemnification.

(a) Expenses. The Companies, jointly and severally, will pay to the Manager (or its Manager Designees) on demand all Reimbursable Expenses (as defined below) whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred from and after the consummation of the Transaction relating to the services provided by the Manager or its Manager Designees to the Companies or any of their affiliates from time to time (including, without limitation, all travel-related expenses and professional fees), (ii) all out-of-pocket legal expenses incurred by the Manager, its affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments and (iii) all expenses incurred by the Manager, its affiliates or the Manager Designees on behalf of the Companies, including in connection with their management and operations, whether incurred prior to or following the date of this Agreement; provided, however, that such expenses will not be Reimbursable Expenses to the extent previously paid by the Companies as Covered Costs in accordance with Section 2.

(b) Indemnity and Liability. The Companies, jointly and severally, will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third-party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including, without limitation, attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”) arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and any of the Companies or involving a third party claim against the relevant Indemnitee), or in any way arising out of or directly or indirectly relating to (i) this Agreement, the Transaction, the Merger Agreement, any transaction to which any of the Companies is a party or any other circumstances with respect to any of the Companies or (ii) operations of, or services provided by the Manager or the Manager Designees to, the Companies or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person or entity may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of the Manager (or any affiliate thereof other than a Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary) and (ii) if the Manager (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) the Manager (or such affiliate, as the case may be) will be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies will fully indemnify, reimburse and hold harmless the Manager (or such other affiliate) for all such payments actually made by the Manager (or such other affiliate) and irrevocably waive, relinquish and release the Manager for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither the Manager nor any of its Manager Designees makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder. In no event will the Manager, its Manager Designees or related Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct of the Manager or its Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Manager, the Manager Designees and the Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager, the Manager Designees or the Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager, each Manager Designee and the Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand, and the Manager and each Manager Designee (or one or more of the Indemnitees), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Manager, the Manager Designees or the Indemnitees. Except as the Manager or a Manager Designee may otherwise agree in writing after the date hereof:

(i) The Manager or such Manager Designee and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that the Manager or such Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to third parties and (D) not to communicate or present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person or entity.

(ii) The Manager, such Manager Designee and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Manager, such Manager Designee or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in Section 6(a), none of the Manager, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s or entity’s participation therein.

(c) Limitation of Liability. In no event will the Manager, its Manager Designees or any of its related Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or directly or indirectly arising out of this Agreement, before or after termination of this Agreement, including, without limitation, the services to be provided by the Manager or the Manager Designees hereunder, or for any act or omission that does not constitute willful misconduct of the Manager or its Manager Designees or in excess of the fees received by the Manager or Manager Designee hereunder.

(d) Excluded TPG Services. Notwithstanding anything else in this Agreement to the contrary, the services provided by the Manager or its Manager Designees hereunder do not include any service provided by the TPG Operations Group (the “Ops Group”) or the TPG Leveraged Procurement Group (the “Leveraged Procurement Group”). In the event that any of the Companies engage the Ops Group or the Leveraged Procurement Group to provide services to any Company or any of its subsidiaries or affiliates, the fees paid by the Companies in exchange for such services will be agreed to at the time of such engagement and will be in addition to the fees owed to the Manager hereunder.

(e) Information. The Companies shall use their reasonable best efforts to furnish the Manager with such information (the “Information”) as the Manager reasonably believes appropriate to its engagement hereunder. The Companies acknowledge and agree that (i) the Manager shall rely on the Information and on information available from generally recognized public sources in performing the Financial Advisory Services, and (ii) the Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

7. Assignment, etc. Except as provided below, and without limiting the Manager’s rights to have payments owed to it under this Agreement to be paid to its Manager Designees or other affiliates, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the

Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates and (b) the provisions hereof for the benefit of Indemnitees will inure to the benefit of such Indemnitees and their successors and assigns as third-party beneficiaries hereof.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective unless in writing and executed by the Companies and the Manager; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person or entity nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO RELATING IN ANY WAY TO THIS AGREEMENT MUST BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon another party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party delivered in accordance with this Section 12) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies, to:

Par Pharmaceutical Companies, Inc.

300 Tice Blvd.

Woodcliff Lake, NJ 07677

Attention: General Counsel

Fax: (201) 802-4600

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199-3600

Attention:  William M. Shields

Amanda McGrady Morrison

Facsimile:  (617) 951-7050

If to the Manager, to:

TPG VI Management, LLC

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Ronald Cami, General Counsel

Facsimile:  (415) 743-1501

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199-3600

Attention:  William M. Shields

Amanda McGrady Morrison

Facsimile:  (617) 951-7050

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent that provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

Execution Version

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SKY GROWTH HOLDINGS CORPORATION

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

SKY GROWTH INTERMEDIATE HOLDINGS I CORPORATION

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

SKY GROWTH INTERMEDIATE HOLDINGS II CORPORATION

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

SKY GROWTH ACQUISITION CORPORATION

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

Signature Page to Management Services Agreement

TPG VI MANAGEMENT, LLC

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

Signature Page to Management Services Agreement